Exhibit 99.2

FOR IMMEDIATE RELEASE

Network-1 Subsidiary Receives New Patent from U.S. Patent Office Expanding Its HFT Patent Portfolio To Include 7 Issued U.S. Patents

New Canaan, Connecticut – May 13, 2022 – Network-1 Technologies, Inc. (NYSE American: NTIP), a company engaged in the acquisition, development, licensing, and monetization of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent No. 11,329,655 (Field Programmable Gate Array with Internal Phase-Locked Loop) to its wholly-owned subsidiary (HFT Solutions, LLC). The claims in the newly issued patent are generally directed toward certain advanced technologies relating to high frequency trading.

The newly issued patent arises from a patent application contained in the HFT patent portfolio acquired by Network-1 in March 2022 ("HFT Patent Portfolio"). Network-1’s HFT Patent Portfolio covers certain advanced technologies relating to high frequency trading, which inventions specifically address technological problems associated with speed and latency and provide critical latency gains in trading systems where the difference between success and failure may be measured in nanoseconds.

With this latest issuance, the Network-1’s HFT Patent Portfolio now includes seven issued U.S. patents and three pending U.S. patent applications. The patent terms of the HFT Patent Portfolio are currently expected to extend until 2039. Network-1 anticipates further issuances of additional claims for its HFT Patent Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns ninety-six (96) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes efforts to monetize four patent portfolios (the Cox, M2M/IoT, HFT and Mirror Worlds patent portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $187,000,000 from May 2007 through December 31, 2021. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2021 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, uncertainty as to the outcome of pending litigation involving Network-1’s Cox Patent Portfolio, whether Network-1 will be successful in its appeal to the Federal Circuit of the District Court judgement of non-infringement dismissing Network-1’s litigation against Facebook, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, M2M/IoT Patent Portfolio, HFT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770